Exhibit B.8

                              Southern Energy, Inc.

                               900 Ashwood Parkway

                                    Suite 500

                           Atlanta, Georgia 30338-4870

                                December 17, 1998

Southern Energy Finance Company, Inc.
900 Ashwood Parkway, Suite 500
Atlanta, Georgia  30338-4780

Credit Suisse First Boston

as Collateral Agent on behalf of the Lenders under the Loan Agreement and the Purchasers under the Note Purchase Agreements referred to below 11 Madison Avenue 19th Floor New York, New York 10010-3629

RE: Term Loan Agreement among Southern Energy Finance Company, Inc. ("SE Finance"), as Borrower, the several Lenders parties thereto, Credit Suisse First Boston and Lehman Brothers Inc., as Co-Arrangers, Lehman Commercial Paper Inc., as Syndication Agent and Credit Suisse First Boston, as Administrative Agent, dated as of December 17, 1998 (the "Loan Agreement") and the various Note Purchase Agreements each dated as of December 17, 1998 between SE Finance and each of the Purchasers party thereto (the "Note Purchase Agreements")

Ladies and Gentlemen:

         Please be advised that Southern Energy, Inc. ("SEI") is, as of the date hereof, a wholly-owned subsidiary of The Southern Company and the direct owner of all the outstanding stock of SE Finance. This letter is being delivered to you to satisfy the conditions set forth in Section 4.1 (a) (iv) of the Loan Agreement and in Section 4.10(d) of each of the Note Purchase Agreements and constitutes the "Keep Well Agreement" described therein. Except as otherwise specified, capitalized terms used but not defined herein have the same meanings as set forth in the Loan Agreement.

         In consideration of the Lenders making the Loans to SE Finance and the Purchasers acquiring the Senior Notes from SE Finance, which SEI agrees will be of direct or indirect benefit to SEI, and other good and valuable consideration, SEI, intending to be legally bound, hereby covenants and agrees that SEI will make payments on behalf of SE Finance, as a contribution to its capital, in the amount of any shortfall in:

         (a) the repayments due the Lenders under Schedule 2.3 to the Loan Agreement, together with interest on the outstanding balance of the Loans, and

         (b) the redemptions of principal due the Purchasers under Schedule 8.1 to each of the Note Purchase Agreements, together with interest on the outstanding principal amount of the Senior Notes,

to the extent such shortfall is attributable to a reduction for any reason, including, without limitation, a change in law or regulation or an amendment to the Allocation Agreement or procedures thereunder, in the payments under the Allocation Agreement to SE Finance below those specified in Schedule II to the Loan Agreement and in Schedule C to each of the Note Purchase Agreements; provided, however, notwithstanding anything to the contrary herein, no payments will be required to the extent that such shortfall is caused by (i) with reference to SE Clairton (a) a decrease in production and/or sale from the Partnership's financial projection dated on or about June 1, 1997 of coke and related coke products at any of coke batteries B, 13 and 14 (and, therefore, a decrease in Section 29 tax credits available to SE Clairton) or (b) dissolution and liquidation of the Partnership for any reason, including, without limitation, the withdrawal of USX Corporation from the Partnership; or (ii) with reference to the EPZ Lease Transaction or the EDON Lease Transaction (a) an early termination of any lease or sublease for any reason, or (b) the receipt of any SLV Payment, indemnity payment or other payment under any of the Lease Documents which has the effect of increasing the taxable income of EPZ Lease, Inc. or Dutch Gas Lease, Inc.

         SEI further agrees that any payments required of it under this Keep Well Agreement will be made by it to the Collateral Agent as directed for the account of SE Finance for application to amounts payable by SE Finance to the Lenders under the Loan Agreement and to the holders from time to time of the Senior Notes under each of the Note Purchase Agreements by wire transfer of immediately available funds unless otherwise directed in writing by SE Finance and the Collateral Agent.

         SEI acknowledges and agrees that the occurrence of any one or more of the following shall not alter or impair the liability of SEI hereunder:

                  (1) any amendment or modification of any provision of any of the Loan Documents or the Note Purchase Documents (other than to
         Schedule 2.3 of the Loan Agreement or Schedule 8.1 to each of the Note Purchase Agreements) or any assignment or transfer of any Loan or Senior Note, including without limitation the renewal or extension of the time of payment of any of the Loans or Senior Notes or the granting of time in respect of such payment thereof, or of any furnishing or acceptance of any guarantee or any additional security or any release of any security or guarantee so furnished or accepted for any of the Loans or the Senior Notes.

                  (2) any waiver, consent, extension, granting of time, forbearance, indulgence or other action or inaction under or in respect of any of the Loan Documents or the Note Purchase Documents, or any exercise or non-exercise of any right, remedy or power in respect hereof or thereof;

                  (3) any bankruptcy, receivership, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceedings with respect to SE Finance or any of its Subsidiaries; or

                  (4) the occurrence of any Default or Event of Default under, or any misrepresentation in, any of the Loan Documents or the Note Purchase Documents.

         SEI hereby unconditionally waives any requirement that the Collateral Agent, any Lender or any holder of a Senior Note exhaust any right, power or remedy against SE Finance under any of the Loan Documents or the Note Purchase Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any guarantee of, or security for, any of the obligations of SE Finance in respect of the Loans or the Senior Notes.

         Inasmuch as any payments made by SEI under this Keep Well Agreement will be contributions to the capital of SE Finance, SEI confirms and agrees that it will not have any subrogation or other rights to reimbursement hereunder or under the Loans or the Senior Notes. SEI agrees that its obligations hereunder shall be automatically reinstated if and to the extent that for any reason any payment (including payment in full) by SE Finance is rescinded or must be otherwise restored by any Lender or any holder of a Senior Note, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

         SEI represents that (a) it is duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) it has the corporate power and authority, and the legal right, to own its property and to conduct the business in which it is currently engaged, (c) to its knowledge, it is in compliance with all Requirements of Law except to the extent that the failure to comply would not, in the aggregate, have a Material Adverse Effect, (d) it has the corporate power and authority to make, execute and deliver this Keep Well Agreement, (e) it has taken all corporate action necessary to authorize the execution, delivery and performance of this Keep Well Agreement and has duly executed and delivered this Keep Well Agreement, (f) no consent or authorization of, approval by, filing with, notice to or other act by or in respect of, any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Keep Well Agreement which has not already been obtained, (g) this Keep Well Agreement is a legal, valid and binding obligation of SEI, enforceable against SEI in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and to the effect of general equitable principles, (h) the execution, delivery and performance by SEI of this Keep Well Agreement will not violate the Certificate of Incorporation or By-laws of SEI or any law or regulation or determination of any court or arbitrator applicable to SEI, (i) SEI is not subject to any pending, or to its knowledge, threatened litigation or arbitration proceeding that, if determined adversely, would have a material adverse effect on its ability to perform under the Keep Well Agreement, and (j) the execution, delivery and performance by SEI of the Keep Well Agreement will not constitute a default under any material contract or agreement to which SEI is a party.

         SEI hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to this Keep Well Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to SEI at its address set forth at the beginning hereof to the attention of President or at such other address as SEI shall have specified to the Collateral Agent in writing; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this paragraph any special, exemplary, punitive or consequential damages, other than, in the case of punitive damages, with respect to any Lender or Purchaser which engages in willful misconduct.

         No failure to exercise nor any delay in exercising any right hereunder shall operate as a waiver thereof nor shall any exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

         This Keep Well Agreement may be modified or amended only with the written consent of the Collateral Agent (acting at the direction of the Lenders and the holders from time to time of the Senior Notes pursuant to the Collateral Agency Agreement).

         This Keep Well Agreement shall be governed by and construed in accordance with the law of the State of New York and may be enforced only by SE Finance, the Collateral Agent, the Lenders and the holders from time to time of the Senior Notes.

         The express statements and agreements made by SEI in this Keep Well Agreement constitute the sole and exclusive statements and agreements of SEI with respect to the subject matter of this Keep Well Agreement, the Loan Documents or the Note Purchase Documents, and there are no representations, warranties, statements, covenants or agreements made by SEI, express or implied, except as expressly set forth herein. Without limiting the generality of the preceding sentence, nothing contained in this Keep Well Agreement shall constitute a guarantee by SEI of any of the obligations of SE Finance under any of the Loan Documents or Note Purchase Documents. This Keep Well Agreement is intended to be solely for the benefit of SE Finance, the Collateral Agent, the Lenders and the holders from time to time of the Senior Notes and is not intended to and shall not confer any rights or benefits on any other party.

                                            SOUTHERN ENERGY, INC.



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